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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105182


                           PROSPECTUS SUPPLEMENT NO. 4
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock


This prospectus supplement relates to the resale by the holders of Common Stock.

         The prospectus dated July 17, 2003, as supplemented by prospectus supplement no. 1 dated November 10, 2003, prospectus supplement no. 2 dated November 25, 2003 and prospectus supplement no. 3 dated December 12, 2003, is hereby amended by the information contained in the attached report on Form 8-K dated November 14, 2003. If the information in the attached report is inconsistent with any information contained in the prospectus or any prospectus supplement dated earlier than the date of this supplement, the prospectus or any earlier supplement shall be deemed superceded by this supplement. In all other ways, the prospectus and any prior supplement shall remain unchanged.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 17, 2003, as supplemented by prospectus supplement no. 1 dated November 10, 2003, prospectus supplement no. 2 dated November 25, 2003 and prospectus supplement No. 3 dated December 12, 2003.

         The date of this prospectus supplement is December 17, 2003.

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):             November 14, 2003

                              Island Pacific, Inc.
                     (formerly known as SVI Solutions, Inc.)
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

         0-23049                                            33-0896617
------------------------                       ---------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


19800 MacArthur Boulevard, Suite 1200, Irvine, California           92612
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(Address of Principal Executive Offices)                          (Zip Code)

                                 (949) 476-2212
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              (Registrant's telephone number, including area code)

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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

         On November 14, 2003, The Sage Group Plc (the "Sage Group"), a company organized under the laws of England, acquired substantially all the assets of Softline Limited ("Softline"), including Softline's 141,000 shares of our Series A Convertible Preferred Stock, 8,923,915 shares of our common stock and 71,812 shares of our common stock issuable on the exercise of options previously held by Softline. As a result the Sage Group became the beneficial owner of 41.9% of our outstanding common stock.

         According to the Schedule 13D filed by the Sage Group on November 24, 2003, the total amount of consideration used by the Sage Group to acquire its interest in our shares was ZAR 174,889,027 (equivalent to $26,818,946 based on an exchange rate of 0.14854 on November 14, 2003), and all of the funds used for consideration were from the Sage Group's working capital.

         In connection with the acquisition, certain agreements of Softline, including the rights and obligations respecting and arising from an option agreement (the "Option Agreement") between Softline and Steven Beck, as trustee of a certain management group of the Company (the "Optionees"), were also assigned to and assumed by the Sage Group. Under the Option Agreement Softline agreed to grant the Optionees the right to purchase from Softline 8,000,000 shares of common stock of the Company and such number of shares of Series A Convertible Preferred Stock convertible into 17,625,000 shares of common stock of the Company for a price of $0.80 per share. The Option Agreement expires on the earlier of March 24, 2004 and the date on which an Optionee's full-time employment as an officer or director of the Company is terminated for any reason. The right to exercise the Option is to be distributed as determined by the Board to the Optionees, who may include Mr. Beck and other members of the Company's management, as an incentive to continue service for the Company. It is the current intent of the Optionees to transfer their rights under the Option Agreement to the Company.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                              Island Pacific, Inc.

Date: December 1, 2003                        By: /s/ Ran Furman
                                                  ------------------------------
                                                  Name:  Ran Furman
                                                  Title: Chief Financial Officer


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